UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

NGP CAPITAL RESOURCES COMPANY

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00672	20-1371499

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Fannin, Suite 3800 Houston, Texas	77010

(Address of Principal Executive Offices)	(Zip Code)

(713) 752-0062

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective September 25, 2012, NGP Capital Resources Company, a Maryland corporation (the “Company”), entered into a Second Amendment to Treasury Secured Revolving Credit Agreement (the “Second Amendment”), among the Company, the lenders party thereto (collectively, the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders, amending that certain Treasury Secured Revolving Credit Agreement effective as of March 31, 2011 (as amended, modified or supplemented, the “Treasury Facility”).

The Second Amendment amends certain provisions of the Treasury Facility to, among other things, (i) increase the Company’s aggregate commitment amount under the Treasury Facility by Fifteen Million Dollars ($15,000,000.00) to Forty-Five Million Dollars ($45,000,000.00), (ii) extend the commitment termination date by approximately six months from March 31, 2013 to September 25, 2013 (unless sooner terminated in accordance with the terms of the Treasury Facility) and (ii) add Comerica Bank as a new Lender under the Treasury Facility to provide the additional commitment amount.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Second Amendment set forth under Item 1.01 above is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 25, 2012, James R. Latimer, III tendered his resignation from his positions as a member of the Board of Directors (the “Board”) of the Company, as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Valuation Committee and as the Chairman of the Company’s Audit Committee, citing his intention to accept an engagement as the Chief Restructuring Officer of ATP Oil & Gas Corp. (“ATP”), a counterparty to one of the Company’s portfolio investments. Due to the independence issues created by Mr. Latimer’s engagement by ATP, the Company accepted Mr. Latimer’s resignation.

On September 27, 2012, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) of Mr. Latimer’s resignation. As a result of Mr. Latimer’s resignation, the Company is not currently in compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) which require, among other things, that a majority of the Board be comprised of independent directors as defined in Rule 5605(a)(2) and that the Company’s Audit Committee be comprised of at least three independent members. As promptly as possible, the Company intends to fill the vacancy on the Board with a candidate who possesses qualifications that will satisfy NASDAQ’s independent director requirements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 3.01 above, on September 25, 2012, James R. Latimer, III resigned from his positions as a member of the Board, as a member of the Company’s Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee and Valuation Committee and as the Chairman of the Company’s Audit Committee. Mr. Latimer’s resignation is not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations or its accounting or financial reporting policies or practices. A copy of Mr. Latimer’s letter of resignation is filed as Exhibit 99.1 to this Current Report on Form 8-K. Other pertinent information contained in Item 3.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Letter of Resignation from James R. Latimer, III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGP Capital Resources Company

By: /s/ L. Scott Biar

       L. Scott Biar

       Chief Financial Officer

Date: September 28, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter of Resignation from James R. Latimer, III